EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Avanex Corporation pertaining to the 1998 Stock Plan, as amended, the 1999 Director Option Plan, as amended, and the 1999 Employee Stock Purchase Plan, as amended, of our report dated July 30, 2004, with respect to the consolidated financial statements and schedule of Avanex Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

October 12, 2004